Exhibit 21.0

SUBSIDIARIES OF BBQ HOLDINGS, INC.

Famous Dave’s of America, Inc.

BBQ Oklahoma, Inc.

BBQ Ventures, Inc.

D&D of Minnesota, Inc.

Famous Dave’s Ribs of Maryland, Inc.

Famous Dave’s Ribs, Inc.

Famous Dave’s Ribs-U, Inc.

FDA Properties, Inc.

Lake & Hennepin BBQ and Blues, Inc.

Minwood Partners, Inc.